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                                                                     EXHIBIT (C)

                                                              September 23, 1999

                             TERMINATION AGREEMENT

Parties:       GLOBAL SPORTS, INC.,
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               a Delaware corporation ("Global")
               555 S. Henderson Road
               King of Prussia, PA 19406 U.S.A.

               JAMES J. SALTER,
               an individual ("Salter")
               277 Glencairn Avenue
               Toronto, Ontario M5N 1T8
               Canada

Date:               ______________________
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Background.  Global, U.S. Acquisition Co. ("U.S. Co."), Canadian Acquisition Co.
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("Canadian Co."), DMJ Financial Inc. ("DMJ"), Salter and Kenneth J. Finkelstein
are parties to an Acquisition Agreement, dated as of September 24, 1999 (the "Acquisition Agreement"), pursuant to which (i) U.S. Co. acquired all of the issued and outstanding shares of capital stock of Gen-X Holdings Inc., a Washington corporation, in exchange for, among other things: (a) a cash payment in the amount of Six Million Forty Thousand Dollars ($6,040,000); (b) a promissory note in the principal amount of Five Million Dollars ($5,000,000);
and (c) the assumption of Global's non-negotiable subordinated notes in the original aggregate principal amount of Three Million Nine Hundred Sixty Thousand Dollars ($3,960,000) payable to Gen-X Holdings, dated as of the Closing Date, together with all accrued and unpaid interest thereon, and (ii) Canadian Co. acquired all of the issued and outstanding shares of capital stock of Gen-X Equipment Inc., an Ontario corporation, in exchange for, among other things, a promissory note in the principal amount of Five Million Dollars ($5,000,000).
As a condition to the consummation of the transactions contemplated by the Acquisition Agreement, Global and Finkelstein have agreed to terminate the Key Employee Agreement dated May 12, 1998 ("Key Employee Agreement") between Global and Finkelstein. Any capitalized terms not defined herein shall have the meaning ascribed to such terms in the Acquisition Agreement.

     INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements stated below and in the Acquisition Agreement, the parties hereby agree as follows:

     1.   Termination of Key Employee Agreement.  Notwithstanding anything to
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the contrary contained in the Key Employee Agreement, including without limitation Section 2 thereof, the Key Employee Agreement is terminated effective as of the date hereof, and is of no further force or effect.

     2.   Acknowledgment.  Salter hereby acknowledges that all amounts earned
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and/or payable to Salter by Global under the Key Employee Agreement as of the date hereof have been paid
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by Global to Salter, including, but not limited to, all Compensation (as defined in the Key Employee Agreement) and reimbursement of all expenses incurred by Salter.

     3.   Counterparts.  This Agreement may be executed in any number of
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counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.

     4.   Controlling Law.  THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED
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AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA
APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

     5.   Jurisdiction and Process.  Each of the parties (i) irrevocably
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consents to the exclusive jurisdiction of the Courts of Common Pleas of
Montgomery County, Pennsylvania, or the United States District Court for the Eastern District of Pennsylvania, in any and all actions between or among any of the parties, whether arising hereunder or otherwise, (ii) irrevocably waives its right to trial by jury in any such action, and (iii) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address set forth on the first page of this Agreement. In any and all actions between or among any of the parties, whether arising hereunder or otherwise, the prevailing party or parties shall be entitled to recover their reasonable attorneys' fees and legal expenses from the other party or parties.

     IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first above written.

GLOBAL SPORTS, INC.


By: _________________________________    ________________________________
    Name:                                JAMES J. SALTER
    Title:

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